Independent Auditors' Consent

We consent to the inclusion in this Registration Statement of Energy Exploration Technologies Inc. on Form F-2 of our report dated December 16, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about the Company’s ability to continue as a going concern and an explanatory paragraph relating to the application of procedures relating to certain reclassifications of financial statement amounts in the 2001 and 2000 financial statements that were audited by auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to the disclosures and reclassifications appearing in this Form F-2 of Energy Exploration Technologies).

We also consent to the reference to us under the heading “Statements by Experts” in this Registration Statement on Form F-2.

Chartered Accountants

Calgary, Alberta, Canada

December 24, 2003